Exhibit 21.1


                             List of Subsidiaries


HALIS Services, Inc., a Georgia corporation

The Compass Group, Inc., a Georgia corporation, d/b/a HALIS Consulting

HES Technology, Inc., a Georgia corporation

American Benefit Administrative Services, Inc., an Illinois corporation, d/b/a ABAS and TPA

PhySource Ltd., a Georgia corporation